FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Quarterly Shareholder Conference Call

PHILADELPHIA, October 29, 2009 – FS Investment Corporation (“FSIC”), a business development company focused on investing in the debt securities of private U.S. companies, provides an overview of the performance of its investment portfolio and capital raising during the third quarter. FSIC will hold its quarterly shareholder update conference call at 2:00 PM EDT on November 3, 2009 to discuss these preliminary results. A full financial report on Form 10-Q is expected to be filed with the SEC within the next 30 days.

Year-to-Date Highlights

•	Raised $71.1 million through October 1, 2009

•	Constructed a portfolio of 37 performing positions in senior secured loans, second lien secured loans, and senior secured bonds through September 30, 2009

•	Weighted average purchase price: 76.8% of par

•	Estimated gross annual portfolio yield: 14.6%

•	Weighted average credit rating: B3

•	Generated realized gains through principal repayments and open-market sales of $678,000 through September 30, 2009 against realized losses of $0

•	Generated net unrealized appreciation of $6,503,000 through September 30, 2009

•	Portfolio performance led to increasing offering price to $10.40 per share for sales of shares made on October 2, 2009

•	Paid third cash distribution on September 30, 2009 (7.2% annualized yield based on $10.40 offering price)

•	Paid stock distributions aggregating 19.0% through August 2009

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “We are pleased to provide an update to our shareholders on our progress to date. In the third quarter, we capitalized on our flexibility to invest beyond the first lien portion of the capital structure – a flexibility that many debt-oriented investment funds do not have.  In light of the recent price increases in the first lien secured loan market, we adjusted our strategy to take a more opportunistic view of the senior secured debt market generally – focusing on what we believed to be the strongest risk-adjusted opportunities by continuing to add to our first lien portfolio on a selective basis and increasing our exposure to second lien secured loans.  To date, we believe our strategy has produced the desired results.  Through September 30, 2009, our portfolio has generated approximately $7.2 million in unrealized appreciation and realized gains.  As a result of this performance and our increasing net asset value, we paid six consecutive stock distributions, totaling 19.0%, between March and August, and increased our offering price to $10.40 per share for sales of shares made on October 2, 2009.”

“We will continue to draw upon the deep loan market experience and significant resources of our sub-advisor, GSO / Blackstone Debt Funds Management, in order to maintain a portfolio designed to deliver strong performance in a range of economic environments. With GSO / Blackstone’s help, we have maintained a portfolio that has experienced no defaults to date in a difficult credit environment. Based upon our views of economic and market conditions, we expect to continue to adjust our portfolio to take advantage of what we believe to be the strongest risk-adjusted opportunities in the debt markets – as our flexible investment platform permits us to do.”

“We continue to see opportunities in the debt markets for our investors.  In addition to the opportunities in the secondary market discussed above, we are also seeing strong risk-adjusted opportunities in new loan issuances.  Recently, new issues have been offered at historically large return premiums compared to first lien loans trading in the secondary market, and, in our opinion, the issuers themselves tend to be more conservatively capitalized than in past years.  Additionally, we are in discussions with several parties regarding a leverage facility for FSIC.  If obtained, we expect lenders will require that this leverage be applied against a portfolio of predominately first lien senior secured loans considered to be of high quality within the market for secured loans.  While the Investment Company Act of 1940 permits us to apply only modest amounts of leverage compared to banks and other types of investment funds holding similar loans, its prudent use should enable us to increase net investment income attributable to assets against which leverage is applied.”

“Finally, we feel that our predominately variable-rate portfolio is well-positioned as compared to fixed rate asset classes, which tend to suffer market value declines in rising interest rate environments. Overall, we believe the outlook for our portfolio remains positive. As always, we look forward to continuing to employ our defensive investment approach, focused on long-term credit performance and principal protection, to continue to deliver strong results for our investors.”

Investor Update Call
FS Investment Corporation will hold its third quarter investor update call on Tuesday, November 3, 2009, at 2:00 PM EDT.  In order to participate, please dial (888) 669-0687 at least 10 minutes prior to the beginning of the conference call and enter 2016040475 as your passcode. A live webcast will be available, as well as a subsequent archive of the call for replay. Links for these can be found under the “Investor Relations” section of the FS Investment Corporation website (http://www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as"believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $23 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.